Exhibit 10.3

RECEIVABLES SALE AGREEMENT

DATED AS OF JUNE 30, 2004

AMONG

SIRVA RELOCATION CREDIT, LLC,
AS THE SELLER,

SIRVA RELOCATION LLC,
AS THE INITIAL SERVICER,

LASALLE BANK NATIONAL ASSOCIATION,
AS THE AGENT

AND

THE PURCHASERS
FROM TIME TO TIME PARTY HERETO

i

Section 9.12.	Governing Law; Submission to Jurisdiction

Section 9.13.	Waiver of Trial by Jury

Section 9.14.	Entire Agreement

Section 9.15.	USA PATRIOT Act Notice

Schedules	Description

Schedule I	Definitions
Schedule II	Purchase Commitments
Schedule III	Included Employers

Exhibits	Description

Exhibit A-1	Form of Incremental Purchase Request
Exhibit A-2	Form of Document Schedule
Exhibit B	Form of Request for Document Release
Exhibit C-1	Form of Interim Report
Exhibit C-2	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originator
Exhibit E	Collection Account and Investment Account
Exhibit F	Compliance Certificate
Exhibit G	Credit and Collection Policy

RECEIVABLES SALE AGREEMENT

RECEIVABLES SALE AGREEMENT, dated as of June 30, 2004 (this “Agreement”), among SIRVA Relocation Credit, LLC, a Delaware limited liability company, as Seller (the “Seller”), SIRVA Relocation LLC, a Delaware limited liability company, as the Initial Servicer (the “Initial Servicer”), LaSalle Bank National Association, as agent for the Purchasers (the “Agent”), LaSalle Bank National Association, as a Purchaser, and the other Purchasers from time to time party hereto.  Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.  The Purchasers’ Commitments are listed on Schedule II.

The parties hereto agree as follows:

ARTICLE I

PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1.                                Sales.

(a)                                  The Sold Interest.  Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the Purchasers make purchases of an undivided percentage ownership interest in the Receivables, all related Collections and all proceeds of the foregoing.  Upon any such request, subject to the terms and conditions of this Agreement, the Purchasers shall purchase such interest.

Such interest shall be transferred to the Agent, as representative of the Purchasers.  Any such purchase (a “Purchase”) shall be made by each Purchaser remitting funds to the Agent, pursuant to Section 1.1(c).  The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and the related Collections and proceeds (its “Purchase Interest”) shall equal at any time the following quotient:

I + PR
NRB

where:

I	=	the outstanding Investment of such Purchaser at such time;

PR	=	the Purchaser Reserve for such Purchaser at such time; and

NRB	=	the Net Receivables Balance at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve or the Net Receivables Balance changes.  During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant until fully paid.  The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and the related Collections and proceeds.

(b)                                 Purchaser Commitments.  Each Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, based on the applicable Purchaser’s Ratable Share of each Purchase, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Aggregate Investment would not thereby exceed the Aggregate Commitments.  The first Purchase and each additional Purchase is referred to herein as an “Incremental Purchase.”  All Purchases hereunder shall be made ratably by each Purchaser in accordance with the Commitment of such Purchaser.

(c)                                  Incremental Purchases.  In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A-1 (an “Incremental Purchase Request”), by 10:00 a.m. (Chicago time) two Business Days before the requested date (the “Purchase Date”) of such Purchase (or, in the case of the initial Purchase Date, by 10:00 a.m. (Chicago time) on the initial Purchase Date), specifying the requested Purchase Date (which, except for the initial Purchase Date, must be a Weekly Funding Date) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount).  The Seller may not request more than one Incremental Purchase in any week.  All Incremental Purchases must be requested ratably from all Purchasers.  The Agent shall promptly notify the Purchasers of the contents of such request.  Subject to Section 7.2 and the other terms and conditions hereof, each Purchaser shall transfer the applicable Purchaser’s Ratable Share of the requested Purchase Amount to the Agent by no later than 12:00 noon (Chicago time) on the Purchase Date.  The Agent shall promptly transfer to the Seller Account the proceeds of any Incremental Purchase delivered to the Agent.

(d)                                 Security Interest.  It is the intention of the parties hereto that the Purchases hereunder constitute the sale by the Seller to the Purchasers of ownership interests in the Receivables, the Collections and all proceeds of the foregoing (and not merely an extension of credit or a pledge).  Nevertheless, the Seller acknowledges and agrees that none of the Agent, any Purchaser or their representatives have made any representations or warranties concerning the tax, accounting or legal characteristics of the Transaction Documents and that the Seller has obtained and relied upon such tax, accounting and legal advice from its own experts concerning the Transaction Documents as it deems appropriate.  If, notwithstanding the intention of the parties, the transactions contemplated hereby are characterized as an extension of credit or a pledge, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller’s rights in the Receivables, the Collections, and all proceeds of the foregoing to secure all of the Seller’s obligations under the Transaction Documents.

Section 1.2.                                Selection of Discount Rates and Tranche Periods.  (a)  All Investment of each Purchaser shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply.  Except as set forth below, the Agent shall select the Tranche Periods for all Investments.  Not later than (1) concurrently with any request for an Incremental Purchase from the Purchasers, (2) 3:00 p.m., Chicago time, one Business Day prior to the expiration of any Tranche Period applicable to any Investment of each Purchaser if the requested Tranche Period is a Prime Tranche and (3) 10:00 a.m.,

Chicago time, two Business Days prior to the expiration of any Tranche Period applicable to any Investment of each Purchaser if the requested Tranche Period is a Eurodollar Tranche, the Initial Servicer on behalf of the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment.  All Investment of the Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment.  Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period.  During the continuance of a Termination Event, the Agent may reallocate any outstanding Investment allocated to a Eurodollar Tranche to a Prime Tranche at the end of its then current Tranche Period.  All Discount accrued during a Tranche Period shall be paid by the Seller to the Agent (for the benefit of the Purchasers) on the last day of such Tranche Period.

(b)                                 If, by the time required in Section 1.2(a), the Seller fails to select a Tranche Period for any Investment of any Purchaser, the Agent may, in its sole discretion, select such Tranche Period.  If, by the time required in Section 1.2(a), the Seller and the Agent do not select a Discount Rate or Tranche Period for any Investment, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period.

(c)                                  If any Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation or (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser’s Eurodollar Tranches are not available, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected.  All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche at the termination of the related Tranche Period.

Section 1.3.                                Fees and Other Costs and Expenses.  (a)  The Seller shall pay to the Agent such amounts as agreed to with the Seller in the Fee Letter.

(b)                                 If the amount of Investment of any Purchaser allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser.

(c)                                  Investment shall be payable solely from Collections and from amounts payable under Sections 1.4, 1.6 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables).  The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder and under the Fee Letter, including all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

Section 1.4.                                Maintenance of Sold Interest; Deemed Collection.

(a)                                  General.  If at any time before the Termination Date the Net Receivables Balance is less than the sum of the Aggregate Investment plus the Reserve, the Seller shall promptly (but not later than one Business Day after the Seller becomes aware of such condition) pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to the outstanding Prime Tranches and second to the outstanding Eurodollar Tranches in the order in which their respective then current Tranche Periods are scheduled to end.

(b)                                 Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller and the Servicer shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation.  If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller and the Servicer shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable.  All such Collections deemed received by the Seller and the Servicer under this Section 1.4(b) shall be remitted by them to the Collection Account within one Business Day after such deemed receipt in accordance with Sections 5.1(i) and 5.2(i).

(c)                                  Adjustment to Sold Interest.  At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.4(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists the Seller may satisfy its obligation to deliver such amount to the Servicer by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

(d)                                 Payment Assumption.  Unless an Obligor otherwise specifies (by reference to a particular invoice or otherwise) or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Servicer as such.

Section 1.5.                                Reduction in Commitments.  The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Commitment in increments of $5,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Aggregate Investment.  Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser in accordance with its Ratable Share and shall reduce the Purchase Limit by a corresponding amount.

Section 1.6.                                Optional Repurchases.  At any time that the Aggregate Investment is less than 10% of the highest Aggregate Investment outstanding at any time hereunder, the Servicer may, upon thirty days’ notice to the Agent, purchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

Section 1.7.                                Assignment of Purchase Agreement.  The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement.  The Seller shall file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment.  This assignment includes (a) all monies due and to become due to the Seller from the Originator or the Parent under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to either such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator or the Parent under or in connection with the Purchase Agreement.  All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person.  At any time after a Servicer Replacement Event, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or any of the promissory notes executed thereunder).  All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

Section 1.8.                                Allocations and Distributions.

(a)                                  Accounts.  The Agent will at all times maintain the Collection Account and the Investment Account in the name of the Agent and the Agent shall have exclusive control of, and a valid, perfected and first priority security interest in, such accounts.  The Seller and the Servicer will at all times remit all Collections to the Collection Account within three Business Days after receipt thereof, for application as provided in this Section, provided that the Servicer shall cause Collections from the proceeds of a sale of an Origination Home to be made directly to the Collection Account and, to effect the same, (commencing no later than July 10, 2004) the Servicer shall give written direction to the applicable Origination Home Closing Agent to send such proceeds to the Collection Account.  No withdrawals, payments or transfers of funds from the Collection Account or the Investment Account shall be made except upon the written direction of the Agent in accordance with this Section.  The amounts held in the Collection Account may be invested and reinvested by the Agent solely in Permitted Investments credited to the Investment Account selected by the Seller in a written notice to the Agent (unless a Termination Event exists, in which case such investments shall be selected by the Agent).  Yield on such investments shall be deposited in the Investment Account and allocated in accordance with this Section.  LaSalle (i) acknowledges the ownership and security interest of the Agent in the Collection Account and the Investment Account, all funds, investments, financial assets and other property credited to either such account and all proceeds of the foregoing, (ii) agrees that it will comply with entitlement orders and other instructions with respect thereto from the Agent, and not from any other Person, and (iii) agrees that its jurisdiction is the State of Illinois for all purposes of the UCC.

(b)                                 Business Day Payments.  On each Business Day, unless the Termination Date shall have occurred, the Available Funds in the Collection Account shall be transferred by the Agent to the Purchasers ratably to reduce the Investments to the extent of the Principal Distribution Amount.

(c)                                  Settlement Dates.  On each Settlement Date, unless the Termination Date shall have occurred, Available Funds in the Collection Account and the Investment Account shall be applied as follows:

(i)                                     first, ratably to the Purchasers until all Principal Distribution Amounts, Discount and fees previously accrued but not yet paid shall have been paid in full;

(ii)                                  second, ratably to the Purchasers until all other amounts then due and payable to the Purchaser under the Transaction Documents shall have been paid in full;

(iii)                               third, to the Agent until all amounts then due and payable to the Agent under the Transaction Documents have been paid in full;

(iv)                              fourth, to any other Person (other than the Servicer and the Originator) to whom any amounts are then due and payable under the Transaction Documents until all such amounts have been paid in full;

(v)                                 fifth, to the Servicer until all amounts then due and payable to the Servicer under the Transaction Documents have been paid in full;

(vi)                              sixth, to the Originator until any amounts then due and payable under the Subordinated Note have been paid in full; and

(vii)                           seventh, to the Seller.

(d)                                 Termination Date.  On each day on and after the Termination Date, all Available Funds in the Collection Account and the Investment Account shall be allocated as follows:

(i)                                     first, ratably to the Purchasers until all Investments of, and Discount and fees previously accrued but not already paid to, the Purchasers has been paid in full;

(ii)                                  second, ratably to the Purchasers until all other amounts owed to the Purchasers have been paid in full;

(iii)                               third, to the Agent until all amounts owed to the Agent have been paid in full;

(iv)                              fourth, to any other Person (excluding the Servicer and the Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full;

(v)                                 fifth, to the Servicer until all amounts owed to it under the Transaction Documents have been paid in full;

(vi)                              sixth, to the Originator until any amounts then due and payable under the Subordinated Note have been paid in full; and

(vii)                           seventh, to the Seller.

No distributions shall be made to pay amounts under clauses (iv), (v), (vi) and (vii) above until sufficient Available Funds have been set aside to pay all amounts described in clauses (i), (ii) and (iii) that may become payable for all outstanding Settlement Periods.

(e)                                  Ratable Distributions.  All distributions shall be made ratably within each priority level in accordance with the respective amounts then due each Person (or group of Persons) included in such level unless otherwise agreed by the Agent.

(f)                                    Payment by Seller.  As provided in Section 1.3(c) all Discount and other amounts payable hereunder other than Investment are payable by the Seller.  If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 1.8, the Seller shall pay to the Servicer the amount so applied for distribution as part of Collections.

ARTICLE II

CUSTODY OF SPECIFIED DOCUMENTS

Section 2.1.                                Specified Documents.  (a)  The Specified Documents relating to the Receivables shall be held on behalf of and in trust for the Agent and the Purchasers in the custody of a Person (the “Custodian”) designated to so act on behalf of the Purchasers under this Article II.  As the Initial Custodian, SIRVA Relocation LLC is hereby designated as, and agrees to perform the duties and obligations of, the Custodian.  The Initial Custodian acknowledges that the Agent and each Purchaser have relied on the Initial Custodian’s agreement to act as Custodian (and the agreement of any of the sub-custodians to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Custodian.  At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Custodian to succeed the Initial Custodian (or any successor Custodian).  The Agent may at any time after the occurrence of a Servicer Replacement Event remove or replace any sub-custodian.  If replaced, the Custodian agrees it will turn over possession of the Specified Documents in its possession to the successor Custodian.

(b)                                 Not less than two Business Days prior to any proposed Purchase Date (or, in the case of the initial Purchase Date, on the initial Purchase Date), the Seller or its designee shall deliver or cause to be delivered (i) to the Custodian, the Specified Documents with respect to each Receivable proposed to be added to the Net Receivables Balance hereunder, together with the related Document Schedule, and (ii) to the Agent, the Document Schedule.  Unless the Agent shall agree otherwise in writing, delivery of the Specified Documents and the Documents Schedule shall be conditions precedent to any Purchase on such Purchase Date.  If the Agent so agrees, the Seller shall cause any missing Specified Documents to be delivered to the Custodian within the time reasonably required by the Agent, and failure to do so shall cause the related Receivable to cease being an Eligible Receivable.  The Seller and the Servicer shall mark their files relating to the Receivables to note the interest of the Agent and the Purchasers therein.

(c)                                  The Custodian shall maintain custody of the Specified Documents in trust for the benefit of the Agent and the Purchasers in a secure fire resistant facility in accordance with its customary standards for maintaining custody of the comparable documents, separate from other documents of the Originator and marked to note the interest of the Agent and the Purchasers hereunder.

Section 2.2.                                Servicing Releases.  (a)  From time to time upon request of the Servicer for release or delivery of any Specified Document, which request to the Custodian (if the Custodian is not the same entity as the Servicer) shall be substantially in the form of Exhibit B hereto, the Custodian shall release and make delivery of such Specified Documents within its possession as so instructed.  By a delivery of any such request, the Servicer shall be deemed to have certified that the release or delivery of such Specified Document is consistent with the requirements of this Agreement and the other Transaction Documents.  Shipment of the Specified Documents may be made by courier, delivery or personal delivery (confirmation receipt requested) or such other means as shall be directed by the Servicer.  All Specified Documents so released or delivered shall be held by the Servicer, or under its control, in trust for the benefit of the Agent and the Purchasers.  The Servicer shall return such documents to the Custodian when the Servicer’s servicing no longer exists,  unless such release is in connection with the liquidation of the related Receivable or payment in full of the related Receivable in accordance with its terms.

(b)                                 In no event shall the Custodian have any liability for risks associated with the shipment or delivery of any Specified Documents, absent the Custodian’s gross negligence or willful misconduct.

(c)                                  At the request of the Servicer, the Custodian shall provide to the Servicer copies of Specified Documents held by the Agent.

Section 2.3.                                Cooperation.  (a)  The Servicer will cooperate with the Custodian, and provide such information as the Custodian shall reasonably request from time to time, in connection with the Custodian’s custody of the Specified Documents.

(b)                                 Nothing contained in this Article II shall impair or diminish any obligation of the Seller or the Servicer with respect to the servicing or collection of the Receivables.  The Agent will have no liability in connection with its maintenance of custody of any Specified Documents absent its own willful misconduct or gross negligence.  Without limiting the foregoing the Agent shall have no obligation to request receipt of any documents the existence of which has not been made known.

ARTICLE III

ADMINISTRATION AND COLLECTIONS

Section 3.1.                                Appointment of Servicer.  (a)  The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Servicer”) designated to so act on behalf of the Purchasers under this Article III.  As the Initial Servicer, SIRVA Relocation LLC is hereby designated as, and agrees to perform the duties and obligations of, the Servicer.  The Initial Servicer acknowledges that the Agent and each Purchaser have relied on the Initial Servicer’s agreement to act as Servicer (and the agreement of any of the sub-Servicers to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Servicer.  At any time after the occurrence of a Servicer Replacement Event, the Agent may designate a new Servicer to succeed the Initial Servicer (or any successor Servicer).

(b)                                 The Initial Servicer may, and if requested by the Agent shall, delegate its duties and obligations as Servicer to any Affiliate (acting as a sub-Servicer).  Notwithstanding such delegation, the

Initial Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Initial Servicer for such performance.  The Agent may at any time after the occurrence of a Servicer Replacement Event remove or replace any sub-Servicer.

(c)                                  If replaced, the Servicer agrees it will terminate, and will cause each existing sub-Servicer to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Servicer.  The Servicer shall cooperate with and assist any new Servicer in assuming the obligation to service the Receivables, including all reasonable efforts to provide the Servicer with access to all software programs necessary or desirable to collect the Receivables.  For a ninety day period after the appointment of a new Servicer, at the expense of the Initial Servicer, the Initial Servicer irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Servicer in substantially the same manner as the Initial Servicer conducted such data-processing functions while it acted as the Servicer.

Section 3.2.                                Duties of Servicer.  (a)  The Servicer shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Servicer exercises in collecting other receivables or obligations owed solely to it.  The Servicer shall transfer to the Collection Account all Collections received by it by the third Business Day following receipt and (commencing no later than July 10, 2004) shall instruct and cause each Origination Home Closing Agent to send the proceeds of each sale of a related Origination Home directly to the Collection Account.  Each party hereto hereby appoints the Servicer to enforce such Person’s rights and interests in the Receivables.  The Servicer shall be entitled to commence or settle any legal action to enforce the collection of any Receivable; provided that, except with respect to Reserved Collection Matters, the Agent shall have the right to approve any such settlement unless the Originator shall have elected to treat such settlement as an event giving rise to a Deemed Collection under Section 3.2 of the Purchase Agreement and shall have made all payments required with respect thereto under such Section, and the Seller shall have made any payment required to be made in respect of such Deemed Collection under Section 1.4.  If at any time, the Agent notifies the Servicer that the Agent believes litigation would be an appropriate means to collect any Receivable (other than in respect of Reserved Collection Matters), and the Servicer declines to initiate such litigation after good faith discussion with the Agent, the Agent shall be entitled to notify the Obligor on such Receivable of the assignment of an interest therein to the Agent and/or to initiate litigation with respect thereto in the name of the Purchasers or in the name of the Originator or the Seller unless the Originator shall have elected to treat such Receivable as the subject of a dispute giving rise to Deemed Collections under Section 3.2 of its Purchase Agreement and shall have made all payments required with respect thereto under such Section, and the Seller shall have made any payment required to be made in respect of such Deemed Collection under Section 1.4.

(b)                                 If no Potential Termination Event exists and the Servicer determines that such action is appropriate in order to maximize the Collections, the Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable; provided that (i) no such extension shall be for a period more than sixty (60) days (or, in the case of an Equity Advance, 180 days), and (ii) such extension shall not permit a Receivable to be an Eligible Receivable if it would otherwise cease to be an Eligible Receivable.  Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or limit any rights of the Agent or the Purchasers hereunder.  If a Potential Termination Event exists, the Servicer may make such extensions or adjustments only with the prior consent of the Agent.  The Servicer shall make no modification or adjustment or waive any obligation of any Obligor with respect to any Receivable without the prior consent of the Agent.

Section 3.3.                                Reports.  On or before each Weekly Reporting Date, the Servicer shall deliver to the Agent a report reflecting information as of the close of business on the next preceding Business Day (each an “Interim Report”), containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent).  On or before the second Weekly Reporting Date of each month, and at such other times (following reasonable written notice from the Agent) covering such other periods as is requested by the Agent, the Servicer shall deliver to the Agent a report reflecting information as of the close of business of the Servicer for the immediately preceding calendar month or such other preceding period as is requested (each a “Periodic Report”), containing the information described on Exhibit C-2 (with such modifications or additional information as reasonably requested by the Agent).

Section 3.4.                                Enforcement Rights.  (a)  The Agent may, at any time after the occurrence of a Servicer Replacement Event, direct any Obligors to make all payments on the Receivables directly to the Agent or its designee.  The Agent may, and the Seller shall, at the Agent’s request, withhold the identity of the Purchasers from the Obligors.  Upon the Agent’s request following a Servicer Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and to transfer (or cause to be transferred) to the Agent (or its designee) licenses for the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, within one Business Day of receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Collection Account.  The Seller agrees to effect an assignment to the Agent no later than September 30, 2004 of licenses to use software useful to collect the Receivables.

(b)                                 Upon the direction of the Agent at any time when a Recording Trigger Event occurs, to complete and record or to cause to be recorded (and the Seller and the Servicer hereby consent to the Agent completing and recording or hereby causing to be recorded) in the real estate records of the applicable jurisdictions (A) Relocating Employee Contracts, Origination Home Deeds and/or Origination Home Purchase Contracts in such manner and in the names of such transferees as the Agent may require and (B) such other documents as the Agent may reasonably require, in form reasonably satisfactory to the Agent, evidencing the conveyance of Relocating Employee Contracts, Origination Home Deeds and/or Origination Home Purchase Contracts.

(c)                                  The Servicer shall segregate any Collections received by it from other funds of the Seller and the Servicer within three Business Days of receipt and hold such amounts for the Agent (for the benefit of the Purchasers).  The Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement.  The Agent’s powers under this Section 3.4(c) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(d)                                 None of the Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

Section 3.5.                                Servicer Fee.  On each Settlement Date, the Seller shall pay to the Servicer a fee for the immediately preceding calendar month as compensation for its services (the “Servicer Fee”) equal to (a) at all times the Seller or an Affiliate of any SIRVA Entity is the Servicer, a rate equal to 0.60% per annum of the Receivables Balance as of the first day of such preceding calendar month, and (b) at all times any other Person is the Servicer, a reasonable amount agreed upon by the Agent and the new Servicer on an arm’s-length basis reflecting rates and terms prevailing in the market at such time.  The Servicer may only collect the Servicer Fee to the extent funds are available for the purpose under Section 1.8.  The Agent may pay the Servicer Fee to the Servicer from the Sold Interest in Collections.  The Seller shall be obligated to reimburse any such payment pursuant to Section 1.4 or 1.8.

Section 3.6.                                Responsibilities of the Seller.  The Seller shall, or shall exercise its rights under the Purchase Agreement to cause the Originator to, pay when due all Taxes payable in connection with the applicable Receivables or their creation or satisfaction.  The Seller shall, and shall exercise its rights under the Purchase Agreement to cause the Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement.  The Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or the Originator from such obligations.  None of the Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originator or the other obligation or liability in connection with the Receivables.

Section 3.7.                                Actions by Seller.  The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Servicer or otherwise) related to any Receivable, or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation.

Section 3.8.                                Indemnities by the Servicer.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Servicer hereby indemnifies and holds harmless the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

(i)                                     any written representation or warranty made by the Servicer (or any employee or agent of the Servicer) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Servicer pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii)                                  the failure by the Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)                               any loss of a perfected security interest or ownership interest (or in the priority of such security interest or ownership interest) as a result of the Servicer acting as Custodian or as a result of any commingling by the Servicer of funds to which the Agent or any Purchaser is entitled hereunder with any other funds; or

(iv)                              any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Servicer is a party;

whether arising by reason of the acts to be performed by the Servicer hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, or (b) such Indemnified Losses resulted due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser (determined on the assumption that the transactions contemplated hereby would constitute debt for tax purposes); provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Agent and each Purchaser to the Servicer for any amounts otherwise specifically provided to be paid by the Servicer hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.                                Seller Representations and Warranties.  The Seller represents and warrants to the Agent and each Purchaser as of the date hereof and each Purchase Date that:

(a)                                  Corporate Existence and Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Corporate Authorization and No Contravention.  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its limited liability company agreement or (C) (subject to the Permitted Exceptions) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller.

(c)                                  No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or (subject to the Permitted Exceptions) other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Seller of any Transaction Document or any transaction contemplated thereby.

(d)                                 Binding Effect.  Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)                                  Perfection of Ownership Interest.  The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections, subject to the Permitted Exceptions.

(f)                                    Accuracy of Information.  All information furnished by or on behalf of the Seller to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in light of the circumstances in which such information was furnished).

(g)                                 No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, or any of its respective properties, that would reasonably be expected to have a Material Adverse Effect.  The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(h)                                 Accuracy of Exhibits; Collection Account.  All information on Exhibits D-E (listing offices and names of the Seller and the Originator and where they maintain Records; and the Collection Account and the Investment Account), is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.  The Seller has not granted any interest in the Collection Account to any Person other than the Agent and, the Agent has exclusive control of the Collection Account.

(i)                                     Credit and Collection Policy.  Each Receivable has been originated in material compliance with the Credit and Collection Policy.

(j)                                     Sales by the Originator.  Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement.  Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

Section 4.2.                                Servicer Representations and Warranties.  The Servicer represents and warrants to the Agent and each Purchaser as of the date hereof and each Purchase Date that:

(a)                                  Company Existence and Power.  The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not reasonably be expected to have a  Material Adverse Effect.

(b)                                 Company Authorization and No Contravention.  The execution, delivery and performance by the Servicer of each Transaction Document to which it is a party (i) are within its limited liability company powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its constitutional documents or (C) any agreement, order or other instrument to which it is a party or its property is subject except where such contravention or default would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Servicer.

(c)                                  No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Servicer of any Transaction Document or any transaction contemplated thereby.

(d)                                 Binding Effect.  Each Transaction Document to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)                                  Accuracy of Information.  All information furnished by or on behalf of the Servicer to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, was true and accurate in all material respects when so furnished (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading in light of the circumstances in which such information was furnished).

(f)                                    No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Servicer, or any of its respective properties, that would reasonably be expected to have a Material Adverse Effect.  The Servicer is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation would reasonably be expected to have a Material Adverse Effect.

(g)                                 Credit and Collection Policy.  The Servicer has administered each Receivable in accordance in all material respects with the Credit and Collection Policy.

ARTICLE V

COVENANTS

Section 5.1.                                Covenants of the Seller.  The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent shall otherwise consent:

(a)                                  Financial Reporting.  The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent:

(i)                                     Annual and Quarterly Financial Statements.

(A)                              as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of SIRVA, Inc. ending on or after December 31, 2004, a copy of the audited consolidated balance sheet of SIRVA, Inc. and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent (it being agreed that the furnishing of SIRVA, Inc.’s Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Seller’s obligation under this Section 5.1(a)(i) with respect to such year);

(B)                                as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of SIRVA, Inc., the unaudited consolidated balance sheet of SIRVA, Inc. and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of SIRVA, Inc. and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of SIRVA, Inc. as being fairly stated in all material respects (subject to normal year end audit and other adjustments) (it being agreed that the furnishing of SIRVA, Inc.’s Quarterly Report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Seller’s obligations under this Section 5.1(a)(ii) with respect to such quarter);

(C)                                as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent ending on or after December 31, 2004 a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent;

(D)                               as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of the Parent as being fairly stated in all material respects (subject to normal year end audit and other adjustments);

(E)                                 as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Originator ending on or after December 31, 2004 a copy of the unaudited balance sheet of the Originator as at the end of such year and the related unaudited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, certified by a Designated Financial Officer of the Originator;

(F)                                 as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Originator, the unaudited consolidated balance sheet of the Originator and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Originator and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Designated Financial Officer of the Originator as being fairly stated in all material respects (subject to normal year end audit and other adjustments); and

(G)                                as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Seller ending on or after December 31, 2004 a copy of the unaudited balance sheet of the Seller as at the end of such year and the related unaudited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, certified by a Designated Financial Officer of the Seller;

all such financial statements delivered pursuant to Section 5.1(a)(i) to be (and, in the case of financial statements delivered pursuant to Section 5.1(a)(i)(D), (E), (F) and (G) shall be certified by a Designated Financial Officer of the applicable SIRVA Entity as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of financial statements delivered pursuant to Section 5.1(a)(i)(D), (E), (F) and (G) shall be certified by a Designated Financial Officer of the applicable SIRVA Entity as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to Section 5.1(a)(i)(B) and (D), for the absence of certain notes).

(ii)                                  Officer’s Certificate.  Each time financial statements are furnished pursuant to subclause (C) or (D) of Section 5.1(a)(i), a compliance certificate (in substantially the form of Exhibit F) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;

(iii)                               Public Reports.  Within 5 Business Days after the same are filed, a copy of each report or proxy statement filed by SIRVA, Inc. with the Securities Exchange Commission or any securities exchange; and

(iv)                              Other Information.  With reasonable promptness, such other information relating to the SIRVA Entities, the Receivables and the Obligors as may be reasonably requested by the Agent.

(b)                                 Notices.  Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

(i)                                     Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)                                  Representations and Warranties.  The failure of any representation or warranty herein to be true (when made) in any material respect;

(iii)                               Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv)                              Judgments.  The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against the SIRVA Entities exceeds $5,000,000; or

(v)                                 Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or the Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.

(c)                                  Conduct of Business.  The Seller will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Compliance with Laws.  The Seller will comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Furnishing Information and Inspection of Records.  The Seller will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a Purchaser may reasonably request.  The Seller will permit, upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s officers, directors, employees or independent public accountants having knowledge of such matters.  The Agent may at any time (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that so long as no Termination Event exists, the Agent shall not have more than one set of audit and test verifications done in any calendar year.

(f)                                    Keeping Records.  (i)  The Seller will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

(ii)                                  The Seller will, at all times from and after the date hereof, clearly and conspicuously mark (x) its files containing the Relocation Services Agreements and the Relocating Employee Contracts and (y) its computer and master data processing books and records, in each case with a legend describing the Agent’s and the Purchasers’ interests therein.

(g)                                 Perfection.  (i) Subject to the Permitted Exceptions, the Seller will, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or reasonably requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest).  The Agent is hereby authorized to file any continuation statements, amendments thereto and assignments thereof.

(ii)                                  The Seller will, and will cause the Originator to, only change its name, identity, jurisdiction of organization or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters and opinions) reasonably requested by the Agent.

(iii)                               The Seller and the Originator will at all times maintain its jurisdiction of organization within a jurisdiction in the USA (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect.  If the Seller or the Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables and Collections.

(h)                                 Performance of Duties.  The Seller will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.

(i)                                     Payments on Receivables, Accounts.  The Seller will at all times (commencing by July 10, 2004) instruct all Origination Home Closing Agents to deliver payments on the Receivables out of any sale of an Origination Home to the Collection Account.  The Seller will not make any change in its payment instructions to any Obligor without prior notice to the Agent.  If any such payments or other Collections are received by the Seller, the Originator or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into the Collection Account.  The Seller will not permit the funds of any Affiliate to be deposited into the Collection Account.  If such funds are nevertheless deposited into the Collection Account, the Seller will promptly identify such funds for segregation.  The Seller will not, and will not permit any Servicer or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  The Seller shall not close the Collection Account, without the prior written consent of the Agent.

(j)                                     Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Seller will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(k)                                  Change in Business or Credit and Collection Policy.  The Seller will not make any material change in its business or the Credit and Collection Policy without 30 days prior written notice to the Agent and, if such proposed change would adversely affect the collectibility of the Receivables or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of the Agent.

(l)                                     Purchase Agreement; Subordinated Notes.  The Seller will not amend or modify or grant any consent or waiver under the Purchase Agreement or any Subordinated Note.

Section 5.2.                                Covenants of the Servicer.  The Servicer hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent shall otherwise consent:

(a)                                  Financial Reporting.  The Servicer will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent:

(i)                                     Annual and Quarterly Financial Statements.  The annual and quarterly financial statements and officer’s certificates required to be delivered under Section 5.1(a)(i) and (ii) within the time periods required thereunder;

(ii)                                  Public Reports.  Within five Business Days after the same are filed, a copy of each report or proxy statement filed by SIRVA, Inc. with the Securities Exchange Commission or any securities exchange; and

(iii)                               Other Information.  With reasonable promptness, such other information relating to the SIRVA Entities, the Receivables and the Obligors as may be reasonably requested by the Agent.

(b)                                 Notices.  Immediately upon becoming aware of any of the following the Servicer will notify the Agent and provide a description of:

(i)                                     Potential Termination Events, Trigger Events.  The occurrence of any Potential Termination Event or Trigger Event;

(ii)                                  Representations and Warranties.  The failure of any representation or warranty herein to be true (when made) in any material respect;

(iii)                               Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(iv)                              Judgments.  The entry of any judgment or decree against any SIRVA Entity if the aggregate amount (not covered by insurance) of all judgments then outstanding against the SIRVA Entities exceeds $5,000,000;

(v)                                 Changes in Business.  Any change in, or proposed change in, the character of the Seller’s or the Originator’s business that could reasonably be expected to impair the collectibility or quality of any Receivable; or

(vi)                              Relocation Agreements.  The pending expiration or termination of any Included Relocation Services Agreement, which notice shall be given at least 10, and not more than 20, Business Days prior to such expiration or termination.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.

(c)                                  Conduct of Business.  The Servicer will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Compliance with Laws.  The Servicer will comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collections may be subject except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Furnishing Information and Inspection of Records.  The Servicer will furnish to the Agent and the Purchasers such Records concerning the Receivables as the Agent or a Purchaser may reasonably request.  The Servicer will permit, upon reasonable notice, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Servicer for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Servicer’s officers, directors, employees or independent public accountants having knowledge of such matters.  The Agent may at any time (at the expense of the Servicer) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections, provided that so long as no Termination Event exists, the Agent shall not have more than one audit and test verifications done in any calendar year.

(f)                                    Keeping Records.  (i)  The Servicer will have and maintain (A) administrative and operating procedures (including an ability to recreate Records necessary to service outstanding Receivables and prepare reports required by the Transaction Documents if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information reasonably necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor, each new Receivable and all Collections of, and adjustments to, each existing Receivable).

(ii)                                  The Servicer will, at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interests therein.

(g)                                 Performance of Duties.  The Servicer will perform, and will cause each Subsidiary to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Servicer (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables or Collections.

(h)                                 Payments on Receivables, Accounts.  The Servicer will at all times (commencing by July 10, 2004) instruct all Origination Home Closing Agents Obligors to deliver payments on the

Receivables out of a sale of an Origination Home directly to the Collection Account.  The Servicer will not make any change in its payment instructions to any Obligor without prior notice to the Agent.  If any such payments or other Collections are received by the Servicer or an incorrect account, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into the Collection Account.  The Servicer will not permit the funds of any Affiliate to be deposited into the Collection Account.  If such funds are nevertheless deposited into the Collection Account, the Servicer will promptly identify such funds for segregation.  The Servicer will not, and will not permit the Seller or other Person to, thereafter commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.  The Servicer shall not close the Collection Account without the prior written consent of the Agent.

(i)                                     Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Servicer will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any assets which may give rise to a Receivable or any proceeds thereof.

(j)                                     Change in Business or Credit and Collection Policy.  The Servicer will not make any material change in its business or the Credit and Collection Policy without 30 days prior written notice to the Agent and, if such proposed change would adversely affect the collectibility of the Receivables or otherwise reasonably be expected to have a Material Adverse Effect, the written consent of the Agent.

(k)                                  Notices to Employers.  With respect to each Included Employer identified as a “Notice Employer” in Schedule III, the Servicer will, (x) no later than July 7, 2004, provide a notice to such Employer, in a form reasonably satisfactory to the Agent, as to the assignments contemplated by the Transaction Documents, and (y) cause such Employer to acknowledge such notice no later than July 30, 2004.

ARTICLE VI

INDEMNIFICATION

Section 6.1.                                Indemnities by the Seller.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.4(c)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses result from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) such Indemnified Losses result due to

Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser (determined on the assumption that the transactions contemplated hereby would constitute debt for tax purposes); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of the Agent and each Purchaser to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.  Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) or (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

(i)                                     any representation or warranty made by the Seller or the Servicer (or any employee or agent of the Seller or the Servicer) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller or the Servicer pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)                                  the failure by the Seller or the Servicer to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)                               the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Agents and the Purchasers, a first priority perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(d) and Section 1.7 and the Related Assets, free and clear of any Adverse Claim;

(iv)                              any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v)                                 any failure of any Origination Home Closing Agent to comply with the terms of the Servicer’s instruction to send Origination Home sale closing proceeds to the Collection Account;

(vi)                              any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)                           any failure of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, any other Transaction Document or any Relocation Services Agreement to which the Seller or the Servicer is a party (as Seller, Servicer or otherwise);

(viii)                        any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any Purchaser), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables; or

(ix)                                any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents (including without limitation with respect to investigation, laboratory and consultants’ fees).

Section 6.2.                                Increased Cost and Reduced Return.  By way of clarification, and not of limitation, of Section 6.1, after the date hereof if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) of any such Governmental Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with this Agreement or any other Transaction Document or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Transaction Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Transaction Document or of purchasing, maintaining or funding any interest acquired under any Transaction Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Transaction Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent (with respect to amounts owed to it or any Purchaser in its Purchaser) for the account of the Person such additional amounts as will compensate the Agent or such Purchaser for such increased cost or reduction.  For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 6.2 hereof.

Section 6.3.                                Other Costs and Expenses.  Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owed to it or any Purchaser in its Purchaser) on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables, Collections and proceeds thereof, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Collection Account, including reasonable fees, costs and expenses of legal counsel for the Agent relating to any of the foregoing or to advising the Agent about its rights and remedies under any Transaction Document and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Agent or each Purchaser in connection with the administration or enforcement of the Transaction Documents.

Section 6.4.                                Withholding Taxes.  (a)  All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient).  If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or Agent (as the case may be) would have received had such withholding not been made.  If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand.  If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)                                 Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the United States such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8ECl or W-8BEN (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes.  Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5.                                Payments and Allocations.  If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be presumed to be correct absent manifest error.  The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Agent (with respect to amounts owed to it or any Purchaser in its Purchaser), for the account of such Person, the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1.                                Conditions to Closing.  This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied.  On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity reasonably acceptable to the Agent, as applicable:

(a)                                  All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections and proceeds thereof in all appropriate jurisdictions (subject to the Permitted Exceptions).

(b)                                 Favorable opinions of counsel to each SIRVA Entity covering such matters as the Agent may request.

(c)                                  The fully executed Guaranty and Purchase Agreement.

(d)                                 Evidence of the making of a capital contribution in the amount of $9,700,000 from RS Acquisition Holding, LLC to the Seller.

(e)                                  Such other approvals, opinions or documents as the Agent or any Purchaser may reasonably request.

Section 7.2.                                Conditions to Each Purchase.  The obligation of each Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a)                                  no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

(b)                                 the Termination Date has not occurred;

(c)                                  after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment, (y) the outstanding Aggregate Investment would not exceed the Purchase Limit and (z) the aggregate Matured Value of the Investments of a Purchaser would not exceed the Commitment of such Purchaser;

(d)                                 the representations and warranties in Article IV hereof and Section 4 of the Purchase Agreement are true and correct on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

(e)                                  each SIRVA Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article(s) II, III and V);

(f)                                    the Agent shall have received the Incremental Purchase Request and the Document Schedule, and the Custodian shall have received the Specified Documents and Document Schedule, required by Sections 1.1(c) and 2.1(a);

(g)                                 the Guaranty has not been disaffirmed; and

(h)                                 all legal matters related to the Purchase are satisfactory to the Purchasers.

ARTICLE VIII

THE AGENT

Section 8.1.                                Appointment and Authorization.  (a)  Each Purchaser hereby irrevocably designates and appoints LaSalle Bank National Association as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of such Purchaser.  The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)                                 Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Agent hereunder, and each authorizes such Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Agent and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into this Agreement or otherwise exist against such Agent.

(c)                                  Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Agent and the Purchasers, and none of the Seller or any Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII.

(d)                                 In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.

Section 8.2.                                Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3.                                Exculpatory Provisions.  None of the Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Agent or (ii) in the absence of such Persons gross negligence or willful misconduct.  The Agent shall not be responsible to any Purchaser or other Person for any recitals, representations, warranties or other statements made by any SIRVA Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of any SIRVA Entity or any of their Affiliates to perform any obligation or

(iv) the satisfaction of any condition specified in Article VII.  The Agent shall not have any obligation to any Agent or any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of any SIRVA Entity or any of their Affiliates.

Section 8.4.                                Reliance by Agent.  (a)  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

(b)                                 The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

(c)                                  Purchasers holding more than 50% of the Commitments (each, a “Voting Block”), shall be required to request or direct the Agent to take action, or refrain from taking action, under this Agreement on behalf of the Purchasers.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

(d)                                 Unless otherwise advised in writing by the Agent or by any Purchaser, each party to this Agreement may assume that (i) the Agent is acting for the benefit of each of the Purchasers, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by the Agent has been duly authorized and approved by all necessary action on the part of the Purchasers.  The Purchasers shall have the right to designate a new Agent to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Agent under this Agreement.  The Agent and the Purchasers shall agree amongst themselves as to the circumstances and procedures for removal and resignation of the Agent.

Section 8.5.                                Assumed Payments.  Unless the Agent shall have received notice from a Purchaser before the date of any Incremental Purchase that the Purchaser will not make available to the Agent (in the case of an Incremental Purchase) the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person.  If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agree to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to (i) for the first five Business Days after such payment was due, the Agent’s cost of funds (as reasonably determined by the Agent) and (ii) thereafter (until the date the requisite amount is repaid to the Agent), the Federal Funds Rate plus 2%.

Section 8.6.                                Notice of Termination Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Agent.  The Agent shall take such action concerning a Potential Termination Event as may be directed by the Voting Block (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Agent.

Section 8.7.                                Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that none of the Agent, any other Purchaser or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or the Originator, shall be deemed to constitute any representation or warranty by the Agent, as applicable.  Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the SIRVA Entities and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  The Agent shall deliver each month to each Purchaser a copy of the Periodic Report(s) received covering the preceding calendar month.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning any SIRVA Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8.                                Agents and Affiliates.  Each of the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with any SIRVA Entity or any of its Affiliates and LaSalle may exercise or refrain from exercising its rights and powers as if it were not the Agent.  With respect to the acquisition of the Receivables pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Agent in its individual capacity.

Section 8.9.                                Indemnification.  Each Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by any SIRVA Entity and without limiting the obligation of any SIRVA Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.10.                         Successor Agent.  The Agent may, upon at least forty-five (45) days notice to the Seller and each Purchaser, resign as Agent.  Such resignation shall not become effective until a successor agent is appointed by the Agent and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                                Termination.  Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full.  This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

Section 9.2.                                Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.  Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation.  Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice.  The Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error.  The number of days for any advance notice required hereunder may be waived (orally or in writing)

by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

Section 9.3.                                Payments and Computations.  Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Servicer to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent or the appropriate Agent, as specified herein.  All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Servicer, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt).  The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder.  The Seller shall, to the extent permitted by law, pay to each Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Servicer when due hereunder at a rate equal to the Prime Rate plus 2% calculated from the date any such amount became due until the date paid in full.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4.                                Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 1.9).  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5.                                Right of Setoff.  Subject to Section 9.4, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6.                                Amendments.  Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Servicer and the Agent.  In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Servicer or by the Servicer to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Purchasers, (iv) except as provided herein, release, transfer or modify any Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Agent, subsections (b), (e) and (f) in the definition of Termination Event or Section 1.1, 1.2, 1.4, 1.6, 1.8, 7.2 or 9.6, Article VI, or any obligation of any SIRVA Entity thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers permitted under the Transaction Documents or permit any SIRVA Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account.  Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Servicer to the Agent (for its own account), any Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable.  Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Servicer, the Purchasers, and the Agent.

Section 9.7.                                Waivers.  No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event.  Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto.

Section 9.8.                                Successors and Assigns; Participations; Assignments.

(a)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent and the Purchasers.  Any Purchaser may from time to time sell to any other existing Purchasers all or any portion of its Investment.

(b)                                 Participations.  Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments described in clause (a) of Section 9.6.

(c)                                  Assignments by Purchasers.  Any Purchaser may assign to one or more Persons (“Purchasing Purchasers”), acceptable to the Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) any portion of its Commitment as a Purchaser hereunder and Purchase Interest pursuant to a supplement hereto (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Purchaser, such selling Purchaser and the Agent.  Any such assignment by a Purchaser must be for an amount of at least $5,000,000 or, if less, 100% of the assigning Purchaser’s Commitment.  Each Purchasing Purchaser shall pay a fee of $4,000 to the Agent.  Any partial assignment shall be an assignment of an identical percentage of such selling Purchaser Investment and its Commitment.  Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Purchaser to the selling Purchaser of the agreed purchase price, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Purchaser shall for all purposes be a Purchaser party hereto and shall have all the rights and obligations of a Purchaser hereunder to the same extent as if it were an original party hereto with a Commitment as a Purchaser and Investment described in the Transfer Supplement.

Section 9.9.                                Confidentiality.  The Seller and the Servicer will, and will cause Parent to, agree to hold the Transaction Documents or any other confidential or proprietary information of the Agent or Purchasers received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement satisfactory to the Agent, (iii) Governmental Authorities with appropriate jurisdiction and (iv) any Rating Agency.  The Agent and each Purchaser will agree to hold any other confidential or proprietary information of the Originator received in connection with the Transaction Documents in confidence and agree not to provide any Person with copies of such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of the Agent and the Purchasers, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement satisfactory to the Agent and Originator, (iii) Governmental Authorities with appropriate jurisdiction and (iv) any Rating Agency.  Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

Section 9.10.                         Headings; Counterparts.  Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement.  This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.11.                         Cumulative Rights and Severability.  All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.12.                         Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois.  The Seller and the Servicer hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby.  The Seller and the Servicer hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.  Nothing in this Section 9.12 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 9.13.                         Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SELLER AND THE SERVICER HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.14.                         Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.15.                         USA PATRIOT Act Notice.  Each Purchaser that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Purchaser) hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Seller and the Servicer, which information includes the name and address of each of the Seller and the Servicer and other information that will allow such Purchaser or the Agent, as applicable, to identify the Seller and the Servicer in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and Purchaser

By:	/s/
Title:

Address:	135 South LaSalle Street
Chicago, Illinois 60674
Attention: June Courtney
Phone:	312-904-8948
Fax:	312-904-4483

Signature Page to
Receivables Sale Agreement

SIRVA RELOCATION CREDIT, LLC

By:	/s/
Title:

Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
Phone:	630-468-4715
Fax:	630-468-4710

SIRVA RELOCATION LLC

By:	/s/
Title:
Address:	700 Oakmont Lane
Westmont, Illinois 60559
Attention: Douglas V. Gathany
Phone:	630-468-4715
Fax:	630-468-4710

SCHEDULE I
DEFINITIONS

The following terms have the meanings set forth, or referred to, below:

“Acquisition Costs” means, with respect to an Origination Home, all costs paid in preparing to acquire such Origination Home pursuant to a Relocation Service Agreement and in preparing the Origination Home Purchase Contract, including, without limitation, appraisal fees, title search fees and inspection fees.

“Advance Employer Payment” means an amount paid or to be paid by an Employer pursuant to a Relocation Services Agreement for application to existing or future Receivables with respect to an Origination Home.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Aged Receivables Ratio” means, as of any date, the ratio of (a) the aggregate outstanding balance of all Receivables that have been funded by the Originator more than 180 days prior to such date to (b) the aggregate outstanding balance of all Receivables as of such date.

“Agent” is defined in the first paragraph hereof.

“Aggregate Commitment” means the aggregate of all Commitments of each Purchaser, as such amount may be reduced pursuant to Section 1.5.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Applicable Margin” has the meaning assigned thereto in the Fee Letter.

“Appraised Value” with respect to an Origination Home means the “fair market value” thereof for purposes of an Origination Home Purchase Contract as determined in accordance with the applicable Relocation Services Agreement.

“Available Funds” means, with respect to any date, the sum of the following amounts, without duplication:  (i) all Collections received by the Seller, the Servicer or the Servicer, or otherwise deposited in the Collection Account or the Investment Account, and not yet applied pursuant to the terms hereof, (ii) all income from investment or amounts held in the Collection

Account or the Investment Account, and (iii) all other proceeds of the Receivables, to the extent received by the Seller, the Servicer, LaSalle or the Agent.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

“Billed Receivable” means any Receivable which has been billed to an Employer.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged-off or written-off by the Seller for reasons relating to the bad credit of the related Obligor.

“Collection” means any amount paid, or deemed paid, on a Receivable, including, without limitation, (i) the proceeds of the sale of an Origination Home and other proceeds of Related Assets, or (ii) by the Seller under Section 1.4(b).

“Collection Account” means that certain segregated deposit account number 5800691387 maintained by the Agent in the name of the Agent, or such other account as is designated by the Agent.

“Commitment” means, for each Purchaser, the amount set forth on Schedule II for such Purchaser, in each case as adjusted in accordance with Sections 1.5 and 9.8.

“Commitment Percentage” means, for each Purchaser, the Commitment for such Purchaser divided by the Commitment of all Purchasers.

“Concentration Limit” means (i) for a Special Obligor, its Special Obligor Limit, and (ii) for Employers other than Special Obligors, the percentages of the Eligible Receivables Balance set forth in the table below based upon the higher of the long-term unsecured senior debt ratings of such Obligors from Moody’s or S&P:

MOODY’S RATING	S&P RATING	CONCENTRATION LIMIT (% OF ELIGIBLE RECEIVABLES BALANCE)
Aa3 or higher	AA- or higher	40%
A3 to A1	A- to A+	30%
Baa2 to Baa1	BBB to BBB+	20%
Baa3	BBB-	10%
Below Baa3 or no rating	Below BBB- or no rating	5%

If one or more Obligors has the same parent company, or is a Subsidiary of another Obligor, the Receivables of such Obligors shall be considered as Receivables of the parent company for the purpose of calculating its Concentration Limit.

“Contract Date” means, with respect to any Origination Home, the date of acceptance of the related Origination Home Purchase Contract by the Originator and the related Relocating Employee.

“Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit G.

“Custodian” is defined in Section 2.1(a).

“Deemed Collections” is defined in Section 1.4(c).

“Default Ratio” means, for any calendar month, the ratio of (a) the aggregate outstanding balance of all Defaulted Receivables as of the end of such calendar month to (b) the aggregate outstanding balance of all Receivables as of the end of such calendar month.

“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid more than 180 days past the date on which it was funded, (b) any Obligor on which has suffered a Bankruptcy Event or (c) is a Charge-Off.

“Designated Financial Officer” means the President, Vice President, Chief Financial Officer, Treasurer or Chief Operating Officer of the relevant SIRVA Entity, as applicable.

“Destination Home” means an Eligible Home to which an Relocating Employee is moving as part of his or her relocation.

“Dilution Ratio” means, as for any date which it is calculated, the ratio of (a) the average aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.4(b) as of the last day of each of the most recent calendar month ending prior to such date to (b) the average aggregate outstanding balance of all Receivables as of the end of such calendar month.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Period” means, with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable.

“Discount Rate” means, for any Tranche Period, the Eurodollar Rate or the Prime Rate.

“Disqualification Date” means, with respect to any Receivable, the earlier to occur of (x) any applicable Outside Date, and (y) the day on which the related Origination Home is sold to any Person, other than the Originator; provided that if a portion of a Receivable remains owing by the related Employer following the closing of the sale of the related Origination Home and such portion of such Receivable becomes a Billed Receivable to the related Employer within five Business Days following the closing of such sale (and has not previously been classified as a Billed Receivable), then the Disqualification Date for such portion of such Receivable shall be the originally applicable Outside Date for such Receivable.

“Document Schedule” means a schedule in the form of Exhibit A-2, which schedule shall include (i) name of each Relocating Employee and type of each Receivable to be added to the Net Receivables Balance, (ii) the related Relocation Services Agreement, and (iii) the current contact information for the related Employer.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Employer” means an Included Employer; provided that any Employer shall cease to be an Eligible Employer if (i) any Receivable to which it is an Obligor shall have become a Charge-off, (ii) more than 50% of the Receivables as to which it is an Obligor shall at any time remain unpaid more than 180 days past their respective funding dates, (iii) such Employer has suffered a Bankruptcy Event; (iv) in the case of Dell Products L.P. or Delphi Corporation, the Agent has not received on or before July 7, 2004, written confirmation satisfactory to the Agent from such Employer regarding such Employer’s obligations with respect to the payment of Receivables arising from Equity Advances as to which it is Obligor under the related Relocation Services Agreement, or (v) in the case of United Health Group, the Agent has not received on or before July 7, 2004, written confirmation satisfactory to the Agent of the extension of the term of its related Relocation Services Agreement beyond June 30, 2004, and provided further that the Agent may determine, in its sole discretion upon notice to the Seller, that any Employer shall no longer be an Eligible Employer with respect to any additional Receivables that might otherwise be proposed to be included in Eligible Receivables following such determination by the Agent.

“Eligible Home” is a one or two-family principal residence owned by the related Relocating Employee of an Eligible Employer as to which the Originator has agreed to provide home marketing assistance; provided that such residence must be within the United States, and such residence is not any of the following (unless approved by the Agent): income producing property, resort property, mobile home, cooperative unit, farm, home with acreage in excess of five acres or acreage that does not conform to the immediate area, property on which clear title cannot be delivered, property which does not qualify for conventional mortgage financing, property containing or located by hazardous materials, vacant land, residence that is not Fannie Mae approved or income property other than two-family dwellings, property that has EFS/synthetic stucco exterior finishing, and property in which an inspection by the Originator disclosed defects which render the property unmarketable if the Relocating Employee does not repair such defects in a manner satisfactory to the Originator.

“Eligible Receivable” means, at any time, any Receivable:

(i)                                     each Obligor of which (A) is a resident of, or organized under the laws of with its chief executive office in, the United States; (B) is not an Affiliate of any of the parties hereto or the Originator; (C) is not a government or a governmental subdivision or agency; and (D) is either an Eligible Relocating Employee or an Eligible Employer in good standing;

(ii)                                  which is stated to be due and payable by the Disqualification Date therefor, and as to which the Disqualification Date has not occurred;

(iii)                               which is not a Defaulted Receivable or a Charge-Off;

(iv)                              which is an “account”, “payment intangible” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

(v)                                 which is denominated and payable only in Dollars in the United States;

(vi)                              which arises in respect of an Equity Advance, a Final Equity Payment or a Mortgage Payment related to an Eligible Home and an Eligible Relocating Employee under an Eligible Relocation Services Agreement and (in the case of an Equity Advance) an Eligible Relocating Employee Contract, each of which is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no counterclaim, defense or other Adverse Claim (other than Permitted Exceptions), and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii)                           as to which the Originator has performed all of its obligations then required to be performed under the related Relocating Employee Contract and Relocation Services Agreement;

(viii)                        which arises under an Eligible Relocating Employee Contract and an Eligible Relocation Services Agreement, each of which (A) contains an obligation to pay a specified sum of money and is subject to no contingencies, (B) except for Permitted Exceptions, does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights to payment under such contract, (C) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract, and (D) as to which the Seller is in compliance with its obligations under Section 5.2(k) (if applicable);

(ix)                                as to which the related Employer is fully obligated to pay the Relocating Employee Receivable through a guaranty, loss indemnity or reimbursement obligation under the related Relocation Services Agreement;

(x)                                   which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;

(xi)                                which satisfies in all material respects all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator’s business;

(xii)                             as to which the related Specified Documents have been delivered to the Custodian, and the Document Schedule has been delivered to the Agent and the Custodian, in accordance with Section 2.1;

(xiii)                          which has not been extended, amended, rescinded or cancelled; and

(xiv)                         which is not subject to any asserted reduction (including, without limitation, any reduction on account of any offsetting account payable of the Originator or the Seller to an Obligor, any Advance Employer Payment made by the relevant Obligor), cancellation, rebate or refund or any dispute, offset, counterclaim, lien or defense whatsoever; provided that a Receivable that is subject only in part to any of the foregoing but otherwise qualifies as an Eligible Receivable shall be an Eligible Receivable to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, lien or other defense.

“Eligible Receivables Balance” means, at any time, the aggregate outstanding principal balance of all Receivables included in the Eligible Receivables.

“Eligible Relocating Employee” means a Relocating Employee who (i) is eligible for an extension of credit under the Credit and Collection Policy, (ii) has the legal capacity to enter into a binding contract, and (iii) to the knowledge of the Servicer and the Seller, is not the subject of a Bankruptcy Event.

“Eligible Relocating Employee Contract” means a Relocating Employee Contract prepared, completed and executed under an Eligible Relocation Services Agreement, and relating to an Origination Home that is an Eligible Home, in accordance with (i) forms delivered to the Agent prior to the date hereof, (ii) the Credit and Collection Policy and (iii) the related Eligible Relocation Services Agreement.

“Eligible Relocation Services Agreement” means, at any time, a Relocation Services Agreement

(i)                                     which is listed on Schedule III;

(ii)                                  which has been duly executed and delivered by the relevant Included Employer, has not expired or terminated in accordance with its terms and is otherwise in full force and effect;

(iii)                               (subject to the Permitted Exceptions) the rights to payment under which are assignable without the consent of the Employer party thereto or any other Person (other than the Originator), other than any such consent which has been obtained and remains in effect;

(iv)                              under which all Billed Receivables are payable by the Employer not later than 60 days after the original date of the relevant invoice; and

(v)                                 which does not (A) provide for the grant of any Lien on any Origination Home or other Related Assets to the related Employer or any other Person, (B) prohibit the Originator from granting a Lien on its interest in any Origination Home covered thereby, or (C) otherwise conflict with any of the transactions contemplated by the Transaction Documents.

“Employer” means an employer or other Person (other than an individual) providing credit, liquidity or other support to the payment of an Relocating Employee Receivable.

“Employer Receivable”  means each obligation of an Employer to make payments under an Included Relocation Services Agreement, including without limitation any obligation to guarantee payment of a Relocating Employee Receivable, or to make payments in respect of any Equity Advance, Final Equity Payment, Mortgage Payment or Loss on Sale or other shortfall in the payment of such Relocating Employee Receivable following the disposition of any Origination Home, and any obligation to pay interest in respect of any of the foregoing.

“Equity Advance” means a loan made by the Originator to a Relocating Employee to fund the down payment on the Destination Home prior to the closing of the sale on the Origination Home.

“Eurodollar Rate” means for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) the Applicable Margin plus (c) on or after the occurrence of a Termination Event or in any event after June 30, 2005, 2.0%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Eurodollar Tranche” is defined in the definition of “Tranche”.

“Federal Funds Rate” for any day the greater of (i) the highest rate per annum as determined by LaSalle at which overnight Federal funds are offered to LaSalle for such day by major banks in the interbank market, and (ii) if LaSalle is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Rate by LaSalle shall be conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the letter agreement between the SIRVA Entities and the Agent.

“Final Equity Payment” is a payment to a Relocating Employee of an amount equal to the excess, if any, of (i) the Sale Contract Price for such Relocating Employee’s Origination Home minus (ii) the amount owed in respect of any Adverse Claims (including mortgages and deeds of trust) on such Origination Home minus (iii) the outstanding balance of any Equity Advances in respect of such Origination Home provided that the Originator shall be entitled to be reimbursed for the amount of such payment by the related Employer under the terms of an Eligible Relocation Services Agreement.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Guaranty” means that Guaranty, dated as of the date hereof, from the Parent and NAVL for the benefit of Seller and its assignees, as the same may be amended or modified in accordance with its terms.

“Included Employer” means an Employer listed in Schedule III.

“Included Relocation Services Agreement” means any Relocation Services Agreement with an Included Employer.

“Incremental Purchase”  is defined in Section 1.1(b).

“Incremental Purchase Request”  is defined in Section 1.1(c).

“Initial Servicer” is defined in the first paragraph hereof.

“Investment” means, for each Purchaser, (a) all Incremental Purchases by such Purchaser and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment.  A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“Investment Account” means account number 5800691403 maintained by LaSalle, as securities intermediary, in the name of the Agent, or such other account designated by the Agent.

“LaSalle” means LaSalle Bank National Association in its individual capacity and not in its capacity as the Agent.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one sixteenth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period.  If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least two Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates the Agent is offered on deposits of such duration in the London interbank market.

“Liquidation Period” means all times on and after the Termination Date.

“Lock Box” means each post office box or bank box to which Obligors are directed to send payments on Receivables.

“Lock-Box Account” means each deposit account maintained by the Seller at a bank for the purpose of receiving or concentrating Collections.

“Loss on Sale” means, with respect to any Origination Home, the excess of (a) the contract purchase price for such Origination Home under the applicable Origination Home Purchase Contract over (b) the purchase price paid by or on behalf of the Origination Home Buyer of such Home under the applicable Origination Home Sale Contract.

“Material Adverse Effect” means an adverse effect on (i) any SIRVA Entity’s ability to perform its obligations under or in connection with, or the enforceability of, any Transaction Document, (ii) any SIRVA Entity’s business, financial condition or prospects, (iii) the interests of the Agent or any Purchaser under or in connection with any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

“Matured Aggregate Investment” means, at any time, the sum of the Matured Values of all Investments of all Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the difference between the Purchase Limit and the Aggregate Investment then outstanding.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Payment” means an advance made by the Originator to repay a borrowing by a Relocating Employee secured by such Relocating Employee’s Origination Home.

“NAVL” means North American Van Lines, Inc., a Delaware corporation.

“Net Receivables Balance” means the Eligible Receivables Balance minus the portion of the Eligible Receivable Balance in excess of the Concentration Limit for each Employer and minus all unapplied Advance Employer Payments.

“Obligor” means a Relocating Employee or an Employer.

“Origination Home” is an Eligible Home from which a Relocating Employee is moving in connection with his or her relocation.

“Origination Home Buyer” means the buyer (other than the Originator) of an Origination Home from the Relocating Employee or the Originator, as the case may be.

“Origination Home Closing Agent” means, with respect to any Origination Home, the title insurance company, closing company or lawyer acting for the Servicer in connection with the resale of such Origination Home.

“Origination Home Deed” means, with respect to any Origination Home, a deed or other instrument of conveyance executed by the related Relocating Employee that effects the conveyance of such Origination Home pursuant to the related Origination Home Purchase Contract.

“Origination Homes in Inventory” means an Origination Home which is subject to an executed Origination Home Purchase Contract between the Relocating Employee and the Originator and which has not yet been sold (or the sale of which has not been closed or the proceeds of which have not been received) under an Origination Home Sale Contract.

“Origination Home Purchase Contract” means the contract by which the Originator purchases an Origination Home from a Relocating Employee.

“Origination Home Sale Contract” means the contract by which the Originator sells an Origination Home to an Origination Home Buyer.

“Originator” means SIRVA Relocation LLC, a Delaware limited liability company.

“Outside Date” means the earlier of (i) with respect to any Equity Advance, any Final Equity Payment or any Mortgage Payment, 180 days following the funding of such Equity Advance, Final Equity Payment or Mortgage Payment by the Originator and (ii) with respect to any Billed Receivable, 90 days following the date of invoice for such Billed Receivable.

“Parent” means SIRVA Worldwide, Inc., a Delaware corporation.

“Payment Date” means Weekly Funding Date, a Settlement Date and any other Business Day on which Available Funds are on deposit in the Collection Account.

“Periodic Report” is defined in Section 3.3.

“Permitted Exceptions” means any of the following:

 (i) delay in the recording of a deed, mortgage or deed of trust that has been delivered to the Servicer in connection with an Relocating Employee Receivable so long as a Recording Trigger Event has not occurred;

(ii) failure of the Seller and the Servicer to deliver to the Custodian an executed original Relocating Employee Note evidencing an Equity Advance so long as (A) with respect to any Relocating Employee Receivable originated after June 25, 2004, the time elapsed since the origination of such Relocating Employee Receivables does not exceed five Business Days, and (B) a Recording Trigger Event has not occurred;

(iii)                               failure of the Custodian to hold the deeds described in clause (ii) of the definition of Specified Documents, provided that such deeds are held by an Origination Home Closing Agent that has received the letter described in clause (viii) of such definition; and

(iv)                              the inclusion of restrictions on assignment in an Included Relocation Services Agreement, provided that (A) such restriction does not preclude the legal, valid and binding assignment of rights to payment to the Agent and the Purchasers, and (B) if applicable, the Seller is in compliance with its obligations under Section 5.2(k) with respect thereto.

“Permitted Investments” means (a) evidences of indebtedness issued by, or guaranteed by the full faith and credit of, the federal government of the United States, (b) repurchase agreements with banking institutions or broker-dealers the short term unsecured indebtedness of which is rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least “A-1+” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s.  All Permitted Investments must (1) be denominated and payable only in Dollars, (2) not have an “r” designation if rated by S&P, and (3) must mature (A) within thirty (30) days after the date of purchase thereof or (B) by the date on which the funds so invested are needed in order to make any payment required hereunder.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means for any period, the daily average during such period of (a) the greater of (i) the floating commercial lending rate per annum of LaSalle (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by

LaSalle) announced from time to time as its prime rate or equivalent for Dollar loans in the United States, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) the Applicable Margin plus (c) on or after the occurrence of a Termination Event or in any event after June 30, 2005, 2%.

“Prime Tranche” is defined in the definition of “Tranche”.

“Principal Distribution Amount” means, with respect to any Business Day, the sum of (i) 85% of Available Funds deposited in the Collection Account since the immediately preceding Payment Date (or, in the case of the first Payment Date, the date hereof), to the extent such funds represent the payment on, or return of, principal on the Receivables, plus (ii) all amounts required to be paid by the Seller pursuant to Section 1.4(a) and 1.4(b) but not yet paid.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originator, as the same may be amended or modified in accordance with its terms and the terms hereof.

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables, the Collections and proceeds thereof held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.4 (or 1.7)) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

“Purchase Limit” means $55,000,000.

“Purchaser” means LaSalle and each other Person that becomes a Purchaser pursuant to a Transfer Supplement.

“Purchaser Reserve” means, for each Purchaser, an amount obtained by multiplying the Reserve by the quotient of (i) the outstanding Investment of such Purchaser divided by (ii) the Aggregate Investment at such time.

“Ratable Share” means, for each Purchaser, such Purchaser’s Commitment divided by the aggregate Commitments of all Purchasers.

“Rating Agencies” means S&P and Moody’s.

“Receivable” means a Relocating Employee Receivable, taken together with the Employer Receivables under the related Included Relocation Services Agreement and all Related Assets with respect thereto; provided that the outstanding balance thereof shall be determined without duplication.  Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Servicer receives payment of such Deemed Collections under Section 1.4(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.4(c) is made.

“Receivables Balance” means, at any time, the aggregate outstanding principal amount of all Receivables sold by the Seller hereunder.

“Recording Trigger Event” means a Servicer Replacement Event.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Related Assets” means, with respect to the Receivables:

(a)                                  all rights and interests (including without limitation ownership interests and liens) to and in any Origination Home and/or other real or personal property arising under or related to the related Relocating Employee Contracts, whether or not evidenced by a deed and whether any such deed has been recorded, and all proceeds of the sale or other disposition of any such property, including, without limitation, the Origination Homes, the Origination Home Purchase Contracts, the Origination Home Sale Contracts and all proceeds thereof;

(b)                                 all interest accrued on Equity Advances, Mortgage Payments and Final Equity Payments pursuant to a Relocation Services Agreement or Relocating Employee Contract;

(c)                                  all other collateral or other support arrangements made in connection with such Receivables or property, including all warranty and indemnity claims, all lien filings and all guaranties;

(d)                                 all security deposits delivered to the Originator in connection with any of the foregoing;

(e)                                  all rights to any payment of rent or similar amounts in connection with any of the foregoing;

(f)                                    all rights in respect of the Purchase Agreement, the Guaranty, the Relocating Employee Contracts, the Relocation Services Agreements, any purchaser or sale contract, servicing agreement, interest rate hedge arrangement or other contract or agreement in connection with the foregoing;

(g)                                 any insurance (including without limitation title, hazard, casualty and credit insurance) and condemnation proceeds with respect to any of the foregoing;

(h)                                 all Records relating to such Receivables;

(i)                                     the Collection Account, the Investment Account and funds, investments, financial assets or other property credited to either such account; and

(j)                                     all other proceeds of any of the foregoing, including without limitation all present and future claims, demands, causes of action, chooses in action and other general intangibles in respect of any or all of the foregoing and all of the proceeds of every kind and nature whatsoever in respect of any of the foregoing, whether in the form of cash or other liquid property, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance payments, condemnation awards, instruments or other property.

“Relocating Employee” means (i) a person obligated to make payments in respect of an extension of credit to him or her by the Originator, as evidenced by a Relocating Employee Contract, or (ii) a person whose Origination Home may be transferred to, and/or disposed of by, the Originator in order to satisfy obligations due in connection with a Relocating Employee Contract.

“Relocating Employee Contract” means a contract with a Relocating Employee pursuant to which a Relocating Employee Receivable arises including, without limitation, a note evidencing any Equity Advance.

“Relocating Employee Receivable” means each obligation of an Relocating Employee to make payments in respect of an Equity Advance by the Originator to him or her, and/or such Relocating Employee’s obligation to transfer, or permit the disposition of, his or her Origination Home to repay or reimburse the Originator for any such Equity Advance, Final Equity Payment or Mortgage Payment, including without limitation any rights to any interest or finance charges arising in connection therewith.

“Relocation Service Fee” means the fee payable to the Originator by an Employer under the Relocation Services Agreement of such Employer with respect to the marketing and sale of a particular Origination Home.

“Relocation Services Agreement” means any relocation services agreement between the Originator and an Employer.

“Reserve” means, at any time, 15% of the Aggregate Investment.

“Reserved Collection Matters” means decisions taken when no Termination Event exists regarding settlement and/or whether to initiate or proceed with litigation regarding the collection of Receivables identified in writing by the Servicer to the Agent as Reserved Collection Matters in an aggregate amount not in excess of $1,000,000.

“Sale Contract Price” means, with respect to any Origination Home, the price required to be paid thereunder by the purchaser of such Origination Home under a valid and binding sale contract, which contract shall not be subject to any contingency other than a financing contingency.

“S&P” means Standard & Poor’s Ratings Services.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account number 30-0144740/5800691395 at National City Bank, or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

“Servicer” is defined in Section 3.1(a).

“Servicer Fee” is defined in Section 3.5.

“Servicer Replacement Event” means the occurrence of any Termination Event.

“Settlement” means the sum of all claims and rights to payment pursuant to Section 1.4 or 1.6 or any other provision owed to Purchasers (or owed to the Agent or the Servicer for the benefit of the Purchasers) by the Seller that, if paid, would be applied to reduce the Purchasers’ Investments.

“Settlement Date” means the second Weekly Funding Date of each calendar month or if such day is not a Business Day, the immediately succeeding Business Day.

“SIRVA Credit Agreement” means Credit Agreement dated as of December 1, 2003 among SIRVA Worldwide, Inc., certain subsidiaries thereof, the several lenders party thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent, and Credit Suisse First Boston, Deutche Bank Securities Inc. and Goldman Sachs Credit Partners L.P. as documentation agents.

“SIRVA Entity” means any of the Parent, NAVL, the Seller, the Servicer and the Originator.

“Sold Interest” is defined in Section 1.1(a).

“Special Obligor” means (i) The Boeing Company, if the long-term unsecured senior debt rating of The Boeing Company is at least “A-” by S&P or “A3” by Moody’s, and (ii) any other Included Employer so designated in writing by the Agent in its sole discretion following a request to do so by the Seller.

“Special Obligor Limit” means the following percentage of the Eligible Receivables Balance for the following Special Obligor:  (i) for The Boeing Company, 40%, and (ii) for any other Special Obligor, such other Special Obligor Limit as the Agent may designate in a written notice to the Seller for such Special Obligor.

“Specified Documents” means, with respect to any Receivable,

(i) in the case of an Equity Advance, the original (or to the extent of Permitted Exceptions a copy) of an executed promissory note payable by the related Relocating

Employee,

(ii) in the case of a Final Equity Payment or Mortgage Payment Advance, the original Origination Home Deed (or to the extent of Permitted Exceptions a copy thereof), which deed provides the basis for the transaction giving rise to such Relocating Employee Receivable and shall be in recordable form and shall name the Seller (or, with respect to deeds received prior to the date hereof, the Originator) as the owner of such Origination Home, together with an identical original deed in recordable form (or to the extent of Permitted Exceptions a copy thereof), which deed is executed by the Seller or the Originator, as applicable, in blank or to the Origination Home Buyer,

(iii) any guarantees of the related Relocating Employee Receivable,

(iv) in the case of a Final Equity Payment or Mortgage Payment Advance, an original executed copy of any pending contract for the purchase or sale of such Origination Home,

(v) in the case of a Final Equity Payment or Mortgage Payment Advance, any original title policy or title commitment executed in connection with such purchase or sale agreement, which title policy or commitment shall name the Seller and its assigns as beneficiaries,

(vi) if applicable, an original executed copy of any mortgage or deed of trust executed by such Relocating Employee in connection with such Relocating Employee Receivable, together with an assignment of such mortgage or deed of trust in recordable form executed in blank by the Relocating Employee or the Originator,

(vii) an original executed copy of the related Relocation Services Agreement, and

(viii) a copy of the written direction to the related Origination Home Closing Agent to send the proceeds of the sale of the Origination Home to the Collection Account.

“Subordinated Note” means the revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such Person or by one or more other Subsidiaries of such Person.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the Business Day designated by the Seller with no less than thirty (30) days’ (or, during the continuance of a Trigger Event, five (5)

Business Days’) prior notice to the Agent, (b) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (c) the date designated by the Agent to the Seller at any time after the occurrence and during the continuance of any other Termination Event and (d) March 31, 2005.

“Termination Event” means the occurrence of any one or more of the following:

(a)                                  any representation, warranty, certification or statement made, or deemed made by any SIRVA Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; or

(b)                                 any SIRVA Entity fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.4(a)); or

(c)                                  the Seller or the Servicer fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i), 5.1(j), 5.2(b), 5.2(e), 5.2(h) or 5.2(i) of this Agreement or the Originator fails to observe or perform any covenant or agreement contained in Sections 5.1(b), 5.1(e), 5.1(g), 5.1(i) or 5.1(j) of the Purchase Agreement; or

(d)                                 any SIRVA Entity fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for 15 Business Days; or

(e)                                  any SIRVA Entity suffers a Bankruptcy Event; or

(f)                                    the Default Ratio exceeds 12% for any November or December or 10% for any other month, the Dilution Ratio exceeds 2% for any calendar month or the Aged Receivables Ratio exceeds 12% for any November or December or 10% for any other month; or

(g)                                 (i) any SIRVA Entity, directly or indirectly, disaffirms or contests in writing the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of any SIRVA Entity party thereto; or

(h)                                 (i) any SIRVA Entity (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $10,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by SIRVA Entity of any of its financial assets; or

(i)                                     any event of default occurs under the SIRVA Credit Agreement; provided that no waiver thereunder or amendment thereof with respect to any events of default under, or any financial covenants (including defined terms as used therein) contained in, the Sirva Credit Agreement shall be effective for purposes of this Agreement unless the Agent shall have consented thereto in writing; or

(j)                                     SIRVA, Inc. ceases to own (directly or indirectly) all of the issued and outstanding shares of capital stock, membership interests or other equity interests of any other SIRVA Entity; or

(k)                                  during the past twelve months more than ten percent of the average number of Employers that were parties to Relocation Services Agreements over the past twelve months have given notice of termination of such Relocation Service Agreements; or

(l)                                     on or after June 30, 2005, the Sold Interest shall be greater than $0 or any other amount owed to the Agent or the Purchasers shall remain unpaid.

“Tranche” means a portion of the Investment of the Purchasers allocated to a Tranche Period pursuant to Section 1.3.  A Tranche is a Eurodollar Tranche or Prime Tranche depending whether Discount accrues during its Tranche Period based on a Eurodollar Rate or Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which for a Eurodollar Tranche shall not exceed 90 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Purchase Agreement, the Subordinated Note, the Guaranty and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Supplement” means an agreement among the parties hereto pursuant to which an existing Purchaser transfers an interest in its rights and obligations hereunder.

“Trigger Event” is defined in the Purchase Agreement.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

 “United States” means the United States of America (including all states and political subdivisions thereof).

“Unsold Origination Home Receivable” means a Receivable incurred in respect of an Equity Advance, Final Equity Payment or Mortgage Payment on an Origination Home that has not yet been sold to an Origination Home Buyer (or the sale of which has not been closed or the sale proceeds of which have not been received).

“Unused Commitment” means, for any Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

“Weekly Funding Date” means Friday of each calendar week or, if such day is not a

Business Day, the immediately preceding Business Day.

“Weekly Reporting Date” means Wednesday of each week or, if such day is not a Business Day, the immediately preceding Business Day.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

A.  PURCHASE COMMITMENTS

NAMES OF PURCHASER	COMMITMENTS OF PRINCIPAL OF PURCHASERS

LaSalle Bank National Association	$55,000,000

II-1

SCHEDULE III

INCLUDED EMPLOYERS

1